Exhibit 2

AGREEMENT

WHEREAS, Heartland Advisors, Inc. (“Heartland”) is a stockholder of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”);

WHEREAS, each of Heartland, William J. Nasgovitz, Charles M. Gillman and Kenneth H. Shubin Stein, MD, CFA wish to form a group for the purpose of improving the governance of the Company and to take such other actions as may be desirable to enhance stockholder value.

NOW, IT IS AGREED, this 28th day of April, 2014 by the parties hereto:

1.	In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. Heartland or its representative shall provide each member of the Group with copies of all Schedule 13D filings and any other public filings Heartland has been directed to file on behalf of such member at least 24 hours prior to the filing or submission thereof.

2.	Godfrey & Kahn, S.C., counsel to Heartland, shall be responsible for the preparation of all Schedule 13D filings and amendments thereto, as well as the filing of such documents with the SEC following consultation with, and upon prior approval of, each party hereto or their authorized representative. Each party shall be responsible for making any other required filing under the Exchange Act on their own behalf.

3.	So long as this Agreement is in effect, each of the undersigned shall provide written notice to Godfrey & Kahn, S.C. prior to (i) any purchases or sales of securities of the Company by themselves or by any “Affiliate” or “Associate” as defined in Rule 12b 2 under the Exchange Act; or (ii) any securities of the Company over which they or any “Affiliate” or “Associate” acquire or dispose of beneficial ownership for purposes of Section 13(d) of the Exchange Act. Notice shall be given no later than one (1) business day prior to each such proposed transaction. Notices shall be sent to Ellen R. Drought of Godfrey & Kahn, S.C. by facsimile to (414) 273-5198 or by electronic mail to edrought@gklaw.com.

4.	Each of the undersigned agrees to form the Group for the purpose of (i) seeking changes to corporate governance of the Company to bring the Company in line with current best practices, (ii) taking such other actions as the parties deem advisable in order to enhance stockholder value, and (iii) taking all other action necessary or advisable to achieve the foregoing.

5.	All expenses of the Group with respect to the actions to be taken as described herein with respect to the Company shall be paid as agreed upon by the parties. Notwithstanding the foregoing, the legal fees and expenses of each member of the Group with respect to this Agreement and the related Schedule 13D shall not be considered a Group expense and each party hereto shall bear his/its own respective legal fees and expenses.

6.	Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be first approved by each party hereto, or its representatives, which approval shall not be unreasonably withheld. If so authorized by each of the parties hereto, a spokesperson may be appointed for the Group with respect to certain communications with the Company, the press, other stockholders and/or other parties relating to the Group, provided, however, that the general content of all such statements and the recipient(s) of such statements shall be subject to the prior approval of the other parties or their authorized representatives.

7.	The relationship of the parties hereto shall be limited to carrying on such business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed or authorize any party to act as an agent for the other party, to bind the other party, or to create a joint venture or partnership. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such purchases and sales are made in compliance with Section 3 and all applicable securities laws. In addition, nothing herein shall restrict any party’s right to vote securities of the Company in accordance with his/its respective duties and obligations.

8.	Each of the parties hereto acknowledges and agrees that he/it does not have any voting or investment power over, or pecuniary interest in, the shares of the Company held by any other party to this Agreement, except as disclosed in any Schedule 13D filings.

9.	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

10.	Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax or email to Ellen Drought, Godfrey & Kahn, S.C., Fax No. (414) 273-5198; email: edrought@gklaw.com.

11.	Each of the parties hereto acknowledges that they have retained separate counsel, as necessary, with respect to their investment in the Company and that Godfrey & Kahn, S.C. represents Heartland with respect to its investment in the Company and other matters but does not represent any other member of the Group.

12.	Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

13.	Each of the undersigned parties represents and warrants that, except as set forth in the Group’s Schedule 13D filing, neither such party nor any “Affiliate” or “Associate” of such party has direct or indirect beneficial ownership of any shares of common stock or other securities of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

HEARTLAND ADVISORS, INC.

By: /s/ Vinita Paul

Name: Vinita Paul

Title: Vice President, General Counsel and Chief Compliance Officer

William J. Nasgovitz

By: /s/ Paul T. Beste

Name: Paul T. Beste

Title: Attorney in Fact for William J. Nasgovitz

  (Pursuant to Power of Attorney Filed with the Statement on Schedule 13D)

/s/ Charles M. Gillman CHARLES M. GILLMAN
/s/ Kenneth H. Shubin Stein KENNETH H. SHUBIN STEIN, M.D., CFA